NTL ANNOUNCES EXPANSION OF SENIOR LEADERSHIP TEAM

LONDON--(BUSINESS WIRE)--Sept. 7, 2004--ntl Incorporated (NASDAQ: NTLI -
News) today announces that, with effect from 20 September, Scott Schubert, currently Chief Financial Officer, will take up the new position of Executive Vice President - Corporate Development, and that, from the same date, Jacques Kerrest will succeed him as the company's Chief Financial Officer. Both Mr. Schubert and Mr. Kerrest will report to Simon Duffy, the company's Chief Executive Officer.

Mr. Kerrest is currently the Managing Director and Chief Financial Officer of Equant, a leading provider of global IP and data services for businesses. Mr. Kerrest has over 30 years' experience of financial management in Europe and North America. Prior to joining Equant he spent six years as Senior Vice President and Chief Financial Officer at Harte-Hanks Inc., a customer relationship management and business solutions company based in San Antonio, Texas. Mr. Kerrest also served as Chief Financial Officer of the Chancellor Broadcasting Corporation, taking the company through an IPO, and as Chief Financial Officer at Positive Communications Inc. Mr. Kerrest spent much of his early career at Chemical Bank where he held a number of positions in London, New York and Canada, including a seven-year tenure as Vice President of Corporate Finance.

Mr. Schubert joined ntl in early 2003 as part of the new management team selected to lead the company following its restructuring. As Chief Financial Officer, he was instrumental in executing the successful equity rights offering and the recently completed debt refinancing. As EVP of Corporate Development he will be focused full-time on the execution of key strategic development opportunities, including the previously announced separation of ntl's Broadcast division.

Commenting on the appointments, Simon Duffy said: "I am delighted to welcome Jacques to ntl. He has very substantial experience over many years in relevant industries and I am confident he will make a major contribution to our business. These appointments represent a further strengthening of our management team and I am looking forward to working closely with both Jacques and Scott as we continue to pursue our business objectives."

More on ntl

     o ntl Incorporated (NASDAQ: NTLI - News) offers a wide range of communications and entertainment services to residential and business customers throughout the UK and Ireland.

     o ntl is the UK's largest cable company and leading broadband supplier with over one million broadband customers and 3 million residential customers.

     o ntl's fibre-optic broadband network can service 7.8 million homes in the UK including London, Manchester, Nottingham, Oxford, Cambridge, Cardiff, Glasgow and Belfast.

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